Exhibit 21

Subsidiaries of HomeStreet, Inc.:

1) HomeStreet Bank

2) HomeStreet Capital Corporation

Subsidiaries of HomeStreet Bank:

1) HomeStreet/WMS, Inc.

2) Continental Escrow Company

3) HomeStreet Reinsurance Ltd.

4) Union Street Holdings LLC

Subsidiary of Union Street Holdings LLC:

1) HS Cascadia Holdings LLC